EXHIBIT 5
[Conexant Systems, Inc. Letterhead]
February 24, 2010
Conexant Systems, Inc.
4000 MacArthur Boulevard
Newport Beach, California 92660
     Re:           Registration of Securities of Conexant Systems, Inc.
Ladies and Gentlemen:
     In connection with the registration of up to 12,500,000 shares of Common Stock of Conexant Systems, Inc., a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, up to 500,000 of such Shares (the “2001 ESPP Shares”) to be issued or delivered pursuant to the Conexant Systems, Inc. 2001 Employee Stock Purchase Plan, as amended and restated (the “2001 ESPP”), and up to 12,000,000 of such Shares (the “2010 Plan Shares”) to be issued or delivered pursuant to the Conexant Systems, Inc. 2010 Equity Incentive Plan (the “2010 Plan”), you have requested my opinion set forth below.
     In my capacity as counsel, I have examined originals or copies of those corporate and other records of the Company I considered appropriate.
     On the basis of such examination and my consideration of those questions of law I considered relevant, and subject to the limitations and qualifications in this opinion, I am of the opinion that the 2001 ESPP Shares and the 2010 Plan Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the 2001 ESPP or the 2010 Plan, as applicable, and relevant agreements duly authorized by and in accordance with the terms of the 2001 ESPP or the 2010 Plan, as applicable, and upon payment for and delivery of the Shares as contemplated in accordance with the 2001 ESPP or the 2010 Plan, as applicable, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.
     I consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Mark D. Peterson Mark D. Peterson
Senior Vice President, Chief Legal Officer and Secretary